EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Remington Oil and Gas Corporation pertaining to the issuance of up to 2,000,000 shares of common stock under the 2004 Stock Incentive Plan, of the reference of Netherland, Sewell & Associates, Inc. in the Annual Report (Form 10-K/A) of Remington Oil and Gas Corporation for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
April 29, 2005